Exhibit 99.1

Trading Symbol TSX V: GTC

December 10, 2012

NEWS RELEASE
GETTY COPPER INC. ANNOUNCES FILING OF FORM 15F
TO TERMINATE REPORTING OBLIGATION UNDER THE UNITED STATES
SECURITIES EXCHANGE ACT OF 1934

Vancouver, BC, December 10, 2012: Getty Copper Inc. (TSXV: “GTC”) (“Getty”) today announced that it has filed a Form 15F with the United States Securities and Exchange Commission (the “SEC”) with the intention of voluntarily terminating its reporting obligations under Section 13(a) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Getty will continue to comply with its Canadian continuous disclosure obligations by making filings with the applicable Canadian securities regulators via the System for Electronic Document Analysis and Retrieval (SEDAR) at its website www.sedar.com. Financial statements filed on SEDAR will also be available on Getty’s website at www.gettycopper.com. Getty’s common shares will continue to be listed and trade in Canada, in Canadian dollars, on the TSX Venture Exchange under the symbol “GTC”.

Upon filing Form 15F, Getty’s reporting obligations with the SEC will be suspended immediately. The termination of Getty’s registration and reporting obligations is expected to become effective no later than 90 days after such filing if there are no objections from the SEC.

In determining to terminate the registration of it common shares under the Exchange Act, Getty considered that administrative burdens and costs associated with being a U.S. reporting company have significantly increased in the past decade. The time and costs associated with preparing U.S. filings and meeting SEC regulatory requirements are substantial, and overall Getty’s management believes that these administrative burdens and their associated costs far outweigh the benefits derived from Getty’s registration with the SEC.

About Getty Copper Inc.

Getty is a Vancouver based company focusing efforts on advancing its 269 square kilometre (104 square miles) copper property which is immediately adjacent to Teck’s Highland Valley copper mine. Getty filed a 43-101 compliance pre-feasibility study over the two known copper deposits, on the Getty property which is situated immediately adjacent to one of the world’s largest open pit copper mines.

ON BEHALF OF THE BOARD OF DIRECTORS

__________________________________________
Dr. Corby G. Anderson QP CEng FIMMM FIChemE

For further information please contact:
Dr. Corby G. Anderson QP CEng FIMMM FIChemE
GETTY COPPER INC.
Phone: 604-931-3231 Fax: 604-931-2814

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release

1000 Austin Ave., Coquitlam, B.C., Canada
V3K 3P1 Tel:(604) 931-3231 Fax: (604) 931-2814

www.gettycopper.com	TSX Venture Exchange: GTC	E-mail: getty@telus.net